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                                                                     EXHIBIT 4.2


                         ALTIGEN COMMUNICATIONS, INC.
                            A Delaware Corporation

Certificate
Number DC-________                                            ___________ Shares
                                                                    Common Stock


     THIS CERTIFIES THAT _______________________ is the registered holder of ________________________ (____) shares of the COMMON STOCK of AltiGen Communications, Inc., a Delaware Corporation transferable only on the books of the Corporation by the holder hereof in person or by attorney upon surrender of this certificate properly endorsed.

     This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and the By-laws of the Corporation and any amendments thereto, to all of which the holder of this certificate, by acceptance hereof, assents.

     The Corporation is authorized to issue two classes of stock, Common Stock and Preferred Stock. A statement of all of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Corporation and upon the holders thereof as established by the Certificate of Incorporation may be obtained by any stockholder upon request at the principal office of the Corporation, and the Corporation will furnish any shareholder, upon request and without charge, a copy of such statement.

     IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by its duly authorized officers on this _______ day of _________, ______.




___________________________________          ___________________________________
Assistant Secretary                          President